SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 19, 2006

SCOTIA PACIFIC COMPANY LLC

(Exact name of Registrant as Specified in its Charter)

Delaware

(State or other jurisdiction of incorporation)

333-63825

(Commission File Number)

68-0414690

(I.R.S. Employer Identification Number)

P.O. Box 712 125 Main Street, 2nd Floor Scotia, California (Address of Principal Executive Offices)	95565 (Zip Code)

Registrant's telephone number, including area code: (707) 764-2330

Not Applicable

(Former name, former address and

former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01  Regulation FD Disclosure

In accordance with General Instruction B.2 of Form 8-K, the following information (including any related exhibits) shall not be deemed "filed" for purposes of Section 18 of the Securities Act of 1934, as amended, nor shall it be deemed incorporated by reference into any filing of the Registrant, whether made before or after the date hereof, regardless of any general incorporation by reference language in such filing, except as shall be expressly set forth by specific reference in such a filing.

Attached hereto as Exhibit 99.1 is a certificate for the period ending April 20, 2006 related to the Registrant's $867.2 million original aggregate principal amount of 6.55% Series B Class A-1 Timber Collateralized Notes, 7.11% Series B Class A-2 Timber Collateralized Notes and 7.71% Series B Class A-3 Timber Collateralized Notes due July 20, 2028. These certificates have been or will be delivered by the Registrant to certain holders of the Timber Notes and to other securities professionals.

Item 8.01.	Other Events.

On April 19, 2006, the Registrant consummated a "Lump Sum Sale" of certain "Company Timber" pursuant to (and as such terms are defined in) Registrant's Indenture dated as of July 20, 1998 (the "Indenture"). In accordance with the Indenture, the specified Company Timber was released from the liens securing the Registrant's outstanding Timber Collateralized Notes ("Timber Notes"). The purchaser in the Lump Sum Sale was MAXXAM Group Inc. ("MGI"), which wholly owns the Registrant's parent company, The Pacific Lumber Company ("Palco"). See Exhibit 99.2 for a copy of the agreement between the Registrant and MGI. A cash purchase price of $2,074,524 was paid in the Lump Sum Sale, which was calculated using the applicable prices established by the California State Board of Equalization for the first half of 2006. The proceeds of the Lump Sum Sale were deposited into the Collection Account. The uses of those and the other funds in the Collection Account are reflected on Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits

99.1	Monthly Noteholder Certificate

99.2	Agreement for Lump Sum Purchase of Company Timber, dated April 17, 2006, between the Registrant and MGI

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 20, 2006	SCOTIA PACIFIC COMPANY LLC (Registrant) By: /s/ Bernard L. Birkel Bernard L. Birkel Secretary and Senior Assistant General Counsel

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